INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	April 17, 2007

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES FIRST QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended March 31, 2007.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2007 were $1.57, compared with $1.77 in the year-earlier quarter. GAAP-basis net income in the recent quarter totaled $176 million, down 13% from $203 million in the similar 2006 period. GAAP-basis net income for 2007’s initial quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.25% and 11.38%, respectively, compared with 1.49% and 13.97%, respectively, in the first quarter of 2006.
     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps

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M&T BANK CORPORATION
investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $11 million ($.10 per diluted share) in the recently completed quarter, compared with $8 million ($.07 per diluted share) in the first quarter of 2006. There were no merger-related expenses in either of the first quarters of 2007 or 2006.
     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets, were $1.67 for the first quarter of 2007, 9% below $1.84 in the corresponding quarter of 2006. Net operating income for the quarter ended March 31, 2007 was $187 million, compared with $211 million in the year-earlier quarter. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.40% and 24.11%, respectively, in the initial quarter of 2007, compared with 1.64% and 29.31% in the first quarter of 2006.
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M&T BANK CORPORATION
     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended
	March 31
	2007	2006
	(in thousands,
	except per share)
Diluted earnings per share	$1.57	1.77
Amortization of core deposit and other intangible assets (1)	.10	.07

Diluted net operating earnings per share	$1.67	1.84

Net income	$175,973	202,917
Amortization of core deposit and other intangible assets (1)	11,189	7,939

Net operating income	$187,162	210,856

(1)	After any related tax effect
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M&T BANK CORPORATION
     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended
	March 31
	2007	2006
	(in millions)
Average assets	$57,207	55,106
Goodwill	(2,909)	(2,907)
Core deposit and other intangible assets	(241)	(112)
Deferred taxes	28	43

Average tangible assets	$54,085	52,130

Average equity	$6,270	5,893
Goodwill	(2,909)	(2,907)
Core deposit and other intangible assets	(241)	(112)
Deferred taxes	28	43

Average tangible equity	$3,148	2,917

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income totaled $456 million in the first quarter of 2007, compared with $452 million in the first quarter of 2006. Higher average loan balances outstanding, which rose 6% to $43.1 billion in 2007’s initial quarter from $40.5 billion in the year-earlier period, were the most significant contributor to the increase. Partially offsetting the favorable impact of loan growth was a lower net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, which declined to 3.64% in the recent quarter from 3.73% in the first quarter of 2006. That decline reflects lower fees from customer prepayments of commercial real estate loans and higher rates paid on deposits.
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M&T BANK CORPORATION
     Provision for Credit Losses/Asset Quality. The provision for credit losses was increased to $27 million in the initial 2007 quarter from $18 million in the first quarter of 2006. Net charge-offs of loans during the recent quarter and the year-earlier quarter were $17 million. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .16% and .17% in the first quarter of 2007 and 2006, respectively.
     Loans classified as nonperforming totaled $273 million, or .63% of total loans at March 31, 2007, up from $143 million or .35% a year earlier and $224 million or .52% at December 31, 2006. The increase from a year ago was due in part to the addition of $40 million of loans to automobile dealers. Lower domestic automobile sales have resulted in a difficult operating environment for certain automobile dealers, leading to deteriorating financial results. Also contributing to the year-over-year increase in nonperforming loans was the addition during 2007’s first quarter of two commercial relationships totaling $40 million, which also represented the majority of the rise in that category from the end of 2006. Loans past due 90 days or more and accruing interest were $118 million at the end of the recently completed quarter, compared with $109 million at March 31, 2006. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $71 million and $86 million at March 31, 2007 and 2006, respectively. Assets taken in foreclosure of defaulted loans were $15 million at March 31, 2007, compared with $10 million a year earlier.
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M&T BANK CORPORATION
     Allowance for Credit Losses. The allowance for credit losses totaled $660 million, or 1.52% of total loans, at March 31, 2007, compared with $639 million, or 1.56%, a year earlier and $650 million, or 1.51%, at December 31, 2006. The decline in the allowance as a percentage of loans from March 31, 2006 to the two most recent quarter-ends reflects a change in portfolio mix resulting from higher balances of residential real estate loans and lower balances of consumer loans. In general, M&T experiences significantly lower charge-offs on residential real estate loans than on consumer loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 241%, 448% and 290% at March 31, 2007, March 31, 2006 and December 31, 2006, respectively.
     Noninterest Income and Expense. Noninterest income in the initial quarter of 2007 totaled $236 million, compared with $253 million in the year-earlier quarter. The decline was due to a $21 million decrease in mortgage banking revenues and lower income from commercial leasing and educational lending, partially offset by higher deposit account service charges and trust income. As discussed in a news release issued by M&T on March 30, 2007, the lower mortgage banking revenues were predominantly the result of market conditions that affected the valuation of alternative (“Alt-A”) residential mortgage loans that had been held for sale by M&T. As stated in the March news release, unfavorable market conditions and lack of market liquidity resulted in M&T deciding to transfer $883 million of Alt-A loans previously held for sale ($808 million of first mortgage loans and $75 million of second mortgage loans) to its held-for-investment residential mortgage loan portfolio. As a result, the carrying value of those loans was reduced by $12 million in the recent quarter, resulting in an after-tax reduction of net income of $7 million, or $.07 per diluted share. In addition, M&T accrued $6 million to provide for declines in market value of
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M&T BANK CORPORATION
previously sold loans that M&T may be required to repurchase. That accrual reduced M&T’s net income in the recent quarter by $4 million, or $.03 per diluted share.
     Noninterest expense in the first quarter of 2007 totaled $399 million, compared with $382 million in the similar quarter of 2006. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $18 million in 2007 and $13 million in 2006. The increased amortization reflects M&T’s acquisition of 21 branch offices in upstate New York on June 30, 2006. Exclusive of these nonoperating expenses, noninterest operating expenses were $381 million in the recently completed quarter and $369 million in the first quarter of 2006. Contributing to the rise in operating expenses in 2007 were higher salaries expenses, reflecting the impact of 2006 acquisitions, primarily the branch office acquisition noted above, annual merit increases, and stock-based and other incentive compensation costs. Also contributing to the increased level of operating expenses was a lower reversal of the valuation allowance for impairment of capitalized residential mortgage servicing rights of $1 million in the recent quarter, compared with $7 million in the year-earlier quarter. Excluding the impact of those reversals, operating expenses in 2007’s first quarter were up only 1.6% from the year-earlier period.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 55.1% in the first quarter of 2007, compared with 52.4% in the year-earlier period.
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M&T BANK CORPORATION
     Balance Sheet. M&T had total assets of $57.8 billion at March 31, 2007, up from $55.4 billion a year earlier. Loans and leases, net of unearned discount, rose 6% to $43.5 billion at the recent quarter-end from $40.9 billion at March 31, 2006. Deposits were $38.9 billion at March 31, 2007, compared with $38.2 billion a year earlier. Total stockholders’ equity was $6.3 billion and $5.9 billion at March 31, 2007 and 2006, respectively, representing 10.81% of total assets at the recent quarter-end and 10.68% a year earlier. Common stockholders’ equity per share was $57.32 and $53.11 at March 31, 2007 and 2006, respectively. Tangible equity per common share was $28.77 at March 31, 2007, compared with $26.41 a year earlier. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.1 billion and $3.0 billion at March 31, 2007 and 2006, respectively.
     During the first quarter of 2007, M&T repurchased, 1,736,800 shares of common stock under authorized repurchase plans at an average cost of $119.69 per share, including a new plan authorized by M&T’s Board of Directors allowing for the purchase of up to 5,000,000 shares of common stock. Under that new plan, M&T repurchased 40,500 shares in the recent quarter at an average cost per share of $116.52.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss first quarter financial results today at 3:00 p.m. Eastern Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank
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M&T BANK CORPORATION
Corporation or conference ID #8628825. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Wednesday, April 18, 2007 by calling 877-519-4471, or 973-341-3080 for international participants, and by making reference to ID #8628825. The event will also be archived and available by 7:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the
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M&T BANK CORPORATION
financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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M&T BANK CORPORATION
Financial Highlights

	Three months ended
	March 31
Amounts in thousands, except per share	2007	2006	Change

Performance

Net income	$175,973	202,917	-13%

Per common share:
Basic earnings	$1.60	1.82	-12%
Diluted earnings	1.57	1.77	-11
Cash dividends	$.60	.45	33

Common shares outstanding:
Average — diluted (1)	112,187	114,347	-2%
Period end (2)	109,090	111,447	-2

Return on (annualized):
Average total assets	1.25%	1.49%
Average common stockholders’ equity	11.38%	13.97%

Taxable-equivalent net interest income	$455,550	451,757	1%

Yield on average earning assets	6.93%	6.46%
Cost of interest-bearing liabilities	3.90%	3.28%
Net interest spread	3.03%	3.18%
Contribution of interest-free funds	.61%	.55%
Net interest margin	3.64%	3.73%

Net charge-offs to average total net loans (annualized)	.16%	.17%

Net operating results (3)

Net operating income	$187,162	210,856	-11%
Diluted net operating earnings per common share	1.67	1.84	-9
Return on (annualized):
Average tangible assets	1.40%	1.64%
Average tangible common equity	24.11%	29.31%
Efficiency ratio	55.09%	52.36%

	At March 31
	2007	2006	Change
Loan quality

Nonaccrual loans	$259,015	127,934	102%
Renegotiated loans	14,210	14,790	-4

Total nonperforming loans	$273,225	142,724	91%

Accruing loans past due 90 days or more	$118,094	109,287	8%

Nonperforming loans to total net loans	.63%	.35%
Allowance for credit losses to total net loans	1.52%	1.56%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 3.
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M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended
	March 31
Dollars in thousands	2007	2006	Change
Interest income	$861,049	777,272	11%
Interest expense	410,622	330,246	24

Net interest income	450,427	447,026	1

Provision for credit losses	27,000	18,000	50

Net interest income after provision for credit losses	423,427	429,026	-1

Other income
Mortgage banking revenues	13,873	34,511	-60
Service charges on deposit accounts	94,587	88,876	6
Trust income	36,973	33,796	9
Brokerage services income	15,212	14,724	3
Trading account and foreign exchange gains	6,223	6,506	-4
Gain on bank investment securities	1,063	58	—
Other revenues from operations	68,552	74,460	-8

Total other income	236,483	252,931	-7

Other expense
Salaries and employee benefits	236,754	224,082	6
Equipment and net occupancy	42,846	43,402	-1
Printing, postage and supplies	8,906	8,567	4
Amortization of core deposit and other intangible assets	18,356	13,028	41
Other costs of operations	92,175	92,924	-1

Total other expense	399,037	382,003	4

Income before income taxes	260,873	299,954	-13

Applicable income taxes	84,900	97,037	-13

Net income	$175,973	202,917	-13%

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	March 31
Dollars in thousands	2007	2006	Change
ASSETS

Cash and due from banks	$1,437,859	1,277,809	13%
Interest-bearing deposits at banks	7,908	14,271	-45
Federal funds sold and agreements to resell securities	429,895	8,670	—
Trading account assets	153,511	201,268	-24
Investment securities	7,027,709	8,294,067	-15
Loans and leases, net of unearned discount	43,507,176	40,858,598	6
Less: allowance for credit losses	659,757	638,831	3

Net loans and leases	42,847,419	40,219,767	7
Goodwill	2,908,849	2,908,849	—
Core deposit and other intangible assets	231,877	110,614	110
Other assets	2,797,444	2,384,547	17

Total assets	$57,842,471	55,419,862	4%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$7,614,624	7,697,855	-1%
Other deposits at U.S. offices	26,561,707	27,306,015	-3
Deposits at foreign office	4,761,575	3,167,515	50

Total deposits	38,937,906	38,171,385	2
Short-term borrowings	4,048,782	4,351,347	-7
Accrued interest and other liabilities	938,290	885,091	6
Long-term borrowings	7,664,309	6,092,570	26

Total liabilities	51,589,287	49,500,393	4
Stockholders’ equity (1)	6,253,184	5,919,469	6

Total liabilities and stockholders’ equity	$57,842,471	55,419,862	4%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $36.2 million at March 31, 2007 and $122.9 million at March 31, 2006.
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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended
	March 31
	2007		2006		Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$8	3.56%	10	3.03%	-22%

Federal funds sold and agreements to resell securities	304	6.40	31	4.88	—

Trading account assets	53	.83	98	2.75	-45

Investment securities	7,214	5.04	8,383	4.71	-14

Loans and leases, net of unearned discount
Commercial, financial, etc.	11,753	7.28	11,034	6.65	7
Real estate – commercial	15,474	7.30	14,678	7.09	5
Real estate – consumer	5,939	6.48	4,601	6.18	29
Consumer	9,948	7.43	10,231	6.79	-3

Total loans and leases, net	43,114	7.26	40,544	6.84	6

Total earning assets	50,693	6.93	49,066	6.46	3

Goodwill	2,909		2,907		—

Core deposit and other intangible assets	241		112		116

Other assets	3,364		3,021		11

Total assets	$57,207		55,106		4%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$437	1.08	409	.65	7%
Savings deposits	14,733	1.67	14,335	1.23	3
Time deposits	11,657	4.76	11,870	4.03	-2
Deposits at foreign office	3,717	5.20	3,383	4.41	10

Total interest-bearing deposits	30,544	3.27	29,997	2.69	2

Short-term borrowings	4,852	5.31	4,555	4.50	7
Long-term borrowings	7,308	5.59	6,293	5.19	16

Total interest-bearing liabilities	42,704	3.90	40,845	3.28	5

Noninterest-bearing deposits	7,422		7,572		-2

Other liabilities	811		796		2

Total liabilities	50,937		49,213		4

Stockholders’ equity	6,270		5,893		6

Total liabilities and stockholders’ equity	$57,207		55,106		4%

Net interest spread		3.03		3.18
Contribution of interest-free funds		.61		.55
Net interest margin		3.64%		3.73%
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